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Ambac Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

Canyon Capital Advisors LLC
The Canyon Value Realization Master Fund, L.P.

Mitchell R. Julis

Joshua S. Friedman

Frederick Arnold

John Brecker

Eugene Davis

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Canyon Capital Discloses Significant Concerns, Including from Current and Former Ambac Employees, Regarding the Conduct, Integrity and Veracity of Nader Tavakoli

LOS ANGELES, March 28, 2016 -- Canyon Capital Advisors LLC ("Canyon Capital"), a leading alternative asset manager serving institutional clients worldwide, and manager of funds and accounts that own almost 5% of the outstanding shares of Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac" or the "Company"), today sent a letter to the Board of Directors of Ambac ("Ambac's Board") outlining major concerns, including those from multiple employees (current and former) of Ambac, about the conduct, integrity and veracity of the Company’s President and Chief Executive Officer, Nader Tavakoli.

The employees raised concerns that Mr. Tavakoli impeded Ambac's policy claim buyback program; misrepresented his ability to lead the Company out of rehabilitation proceedings; incurred excessive and personal expenses paid for by the Company; and has been paid compensation disproportionately borne by Ambac.  Canyon Capital also raised concerns about Mr. Tavakoli's integrity and veracity in light of Ambac's initial denial—subsequently withdrawn—that a stockholder who had expressed support for Mr. Tavakoli on an earnings call had been CEO of a company in which a fund previously managed by Mr. Tavakoli was invested.

Canyon Capital believes these concerns reinforce those it previously expressed in seeking to review Ambac's books and records relating to Mr. Tavakoli's compensation and appointment as Ambac's permanent President and CEO, pursuant to Delaware Code Section 220.  Other than providing a stockholder list, to date Ambac has refused to produce any of the materials requested.

In light of these concerns, Canyon Capital has also requested that Ambac's Board disclose its plan, if any, to deploy the capital being held to pay policyholders and explain its rationale for believing any such plan will maximize value for stockholders. Canyon Capital has requested as well that Ambac’s Board review all of Mr. Tavakoli's expenses paid directly or reimbursed by the Company to determine whether it was appropriate to pay or reimburse them, and whether cost sharing agreements between Ambac and Ambac Assurance Corporation have been followed.

The full text of Canyon Capital's letter follows:

March 28, 2016

The Board of Directors

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

Re:	Demand to Inspect Books and Records Pursuant to Section 220 of the General Corporation Law of the State of Delaware (“Section 220”)

Gentlemen:

As you know, Canyon Capital Advisors LLC (“Canyon Capital”) is the investment advisor to various affiliated funds and accounts that beneficially own over 2.2 million shares, or almost 5% of the outstanding common stock of Ambac Financial Group, Inc. (“Ambac”). One such fund is The Canyon Value Realization Master Fund, L.P. (“CVRF,” and with Canyon Capital, “Canyon”). On March 7, 2016, Canyon sent an amended and supplemented demand pursuant to Section 220 of the Delaware Code for access to books and records of Ambac and its subsidiary Ambac Assurance Corporation (“Ambac Assurance,” and together with Ambac, the “Company”), with respect to the process by which Ambac’s President and Chief Executive Officer, Nader Tavakoli, was appointed and compensated (the “March 7 Demand”), which Ambac refused by letter from its counsel dated March 14, 2016.

Since the March 7 Demand, Canyon has been contacted by multiple employees (current and former) of Ambac expressing concerns about the Company’s management similar to those set forth in the March 7 Demand. Each has independently questioned Mr. Tavakoli’s basic understanding of the industry, his competence to serve as its Chief Executive Officer, and the integrity with which he has conducted himself in that position.

Concerns regarding whether Mr. Tavakoli Impeded Ambac’s Policy Claim Buyback Program

Current and former employees of Ambac have informed Canyon that Mr. Tavakoli stood in the way of the Company’s policy claim buybacks, including those pertaining to Local Insight Media bonds and student loan bonds. Mr. Tavakoli now publicly claims that he favors such buyback programs. However, we understand that his actions behind-the-scenes interfered with the work of Ambac employees in implementing the policy claim buyback strategy and caused the Company to lose pricing advantage, thus harming stockholders.

Concerns regarding Mr. Tavakoli's Representations as to his Ability to Lead the Company out of Rehabilitation Proceedings

According to these same sources, Mr. Tavakoli also misrepresented his ability to lead the Company out of the Ambac Assurance Segregated Account rehabilitation proceedings. As you know and we previously have explained, despite stating publicly that the Company is focused on the successful rehabilitation of the Segregated Account, Mr. Tavakoli has not articulated a viable plan for settling the policy obligations—an important prerequisite to concluding the rehabilitation proceedings. These claims are accruing interest at a rate of 5.1%, more than we believe Ambac is able to earn on the assets being withheld to pay them, permanently impairing equity and reallocating more and more value from stockholders to policyholders the longer they remain outstanding. Given Mr. Tavakoli’s conflicting words and actions regarding Ambac’s strategy for creating stockholder value, we ask that the Board of Directors of Ambac (the "Ambac Board") publicly explain its plan, if any, to deploy the capital being held to pay policyholders and explain its rationale for believing that doing so will maximize value for stockholders.

Concerns regarding Mr. Tavakoli's Expenses and the Allocation of his Compensation

Former and current Ambac personnel also expressed concern that Mr. Tavakoli’s cash compensation is being unduly borne by Ambac. Specifically, we were informed by those sources that Mr. Tavakoli’s cash compensation is being paid out of Ambac’s available cash and that Ambac Assurance is not living up to the terms of its cost sharing agreement with Ambac. This arrangement serves to benefit policyholders to the detriment of stockholders. We have also learned that Mr. Tavakoli has incurred excessive and personal expenses paid for by the Company, including hiring a second personal assistant to primarily assist him with personal matters, taking a private car service to and from work each day, and often staying for several days in a luxury hotel near Ambac’s headquarters rather than commuting home.

Concerns regarding Mr. Tavakoli’s Integrity and Veracity

Canyon has also previously expressed concern that Mr. Tavakoli may have arranged for an acquaintance to call in during Ambac’s 3rd Quarter earnings call and publicly express support for Mr. Tavakoli being named permanent President and CEO. In stating this concern, we noted that the caller had been CEO of a company in which a fund managed by Mr. Tavakoli had been a sizable shareholder. In response, through its counsel, Ambac denied that Mr. Tavakoli’s fund had been invested in the same company. That assertion was manifestly false based on Form 13Fs that had been publicly filed by Mr. Tavakoli’s fund, and Ambac ultimately conceded that it had been incorrect.

The fund’s investment was held for at least nine quarters per the fund’s Form 13Fs, and as of September 30, 2005, comprised approximately 4.5% of the outstanding common stock of the company. Presumably Mr. Tavakoli was consulted in connection with Ambac’s initial response, and as such, we believe that Ambac’s denial raises disturbing questions about Mr. Tavakoli – particularly his integrity and veracity – in this regard. Canyon believes that it is imperative for the Ambac Board to follow up and determine the justification, if any, for the initial false statement and consider its broader implications.

All of the above reinforces the concerns we previously expressed in the March 7 Demand, and in prior correspondence, about the Ambac Board’s appointment, compensation and oversight of Mr. Tavakoli as President and Chief Executive Officer of Ambac, and now Ambac Assurance. As such they confirm the appropriateness of Canyon’s request for the books and records it has sought.

In addition, we believe that the disclosures by current and former Ambac employees regarding Mr. Tavakoli’s mismanagement of the Company’s finances and excessive spending call for immediate attention by the Ambac Board. We request that the Ambac Board forthwith discharge its fiduciary duties and systematically review all of Mr. Tavakoli’s expenses paid directly or reimbursed by the Company to determine whether (i) it was appropriate to pay or reimburse them, and (ii) any cost sharing agreements between Ambac and Ambac Assurance have been followed. The Ambac Board should make the results of its investigation publicly available.

Canyon reserves all rights and remedies it may have at law or in equity.

Sincerely,

CANYON CAPITAL ADVISORS LLC,

on behalf of The Canyon Value Realization Master Fund, L.P.

By: Mitchell R. Julis

Co-Chairman and Co-Chief Executive Officer

About Canyon Capital Advisors LLC

Canyon Capital Advisors LLC is a leading alternative asset manager serving institutional clients worldwide. The firm seeks to achieve superior, risk-adjusted returns in excess of the debt and equity market indices with lower volatility. Canyon Capital and its affiliates currently manage investment funds and separate accounts amounting to over $20 billion in assets with a staff of over 200, including more than 100 investment professionals. The firm was founded in 1990 and is headquartered in Los Angeles, with offices in London, New York, Shanghai and Tokyo. Canyon Capital has been an SEC registered investment advisor since 1994.

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CANYON CAPITAL ADVISORS LLC, THE CANYON VALUE REALIZATION MASTER FUND, L.P., MITCHELL R. JULIS AND JOSHUA S. FRIEDMAN (COLLECTIVELY, "CANYON"), FREDERICK ARNOLD, JOHN BRECKER, AND EUGENE DAVIS (COLLECTIVELY WITH CANYON, THE “PARTICIPANTS”) INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' POTENTIAL SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF AMBAC FINANCIAL GROUP, INC. (THE "COMPANY") FOR USE AT THE COMPANY'S 2016 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND WILL BE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV/.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS ARE CONTAINED IN EXHIBIT 3 TO THE SCHEDULE 14A FILED BY CANYON WITH THE SEC ON MARCH 14, 2016. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCE INDICATED ABOVE.